SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2005

ORBIMAGE INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-50933	54-1660268

(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

21700 Atlantic Boulevard
Dulles, Virginia 20166
(703) 480-7500

(Address and Telephone Number of Principal Executive Offices)

N/A

(Former Name or Former Address, if Changed since Last Report)

Item 1.02 Termination of a Material Definitive Agreement.

On March 31, 2005, we repaid our Senior Notes due 2008 out of existing cash received pursuant to the exercise of warrants by certain investors during the first quarter of 2005. As a result of this repayment, our obligations under the Note and Security Agreement for Senior Notes Due 2008, dated as of December 31, 2003, have been terminated.

ORBIMAGE received commitments from investors to fund the $155 million in aggregate principal amount of additional senior subordinated indebtedness. Effective March 31, 2005, ORBIMAGE released the commitment providers from their commitments. In the second quarter of 2005, we intend to undertake a holding company reorganization, which will result in a holding company being created that will hold all of the capital stock of the Company, and will itself be held by the shareholders of the Company immediately prior to consummation of the reorganization. We plan for the new holding company to raise approximately $240 million through an offering of new senior notes of the holding company in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, and we have engaged a placement agent to assist us in the placement of these notes. The new senior notes would not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. We expect that the holding company would contribute the proceeds of this offering to the Company as a capital contribution, which would constitute “unrestricted cash,” a portion of which we would be obligated to use to repay our Senior Subordinated Notes due 2008 together with interest thereon to June 30, 2005, under the mandatory redemption provisions of the Senior Subordinated Notes. Upon repayment of our Senior Subordinated Notes, we would provide a guarantee of the new senior notes issued by the new holding company. We expect to use the remainder of the cash that is contributed by the new holding company to replace the $155 million of debt commitments that were previously released, with the remaining proceeds to be used for general working capital purposes.

Item 8.01 Other Events.

On April 4, 2005, ORBIMAGE Inc. announced its financial results for the year ended December 31, 2004, which contained information previously disclosed in its Form 10-K filed March 30, 2005. A copy of the company’s press release is furnished herewith as Exhibit 99.1.

The information contained in this report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 4, 2005	ORBIMAGE INC.
	By:	/s/ William L. Warren
William L. Warren
Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	ORBIMAGE Inc. Earnings Press Release dated April 4, 2005.